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                                                                      EXHIBIT VI

                               OPERATING AGREEMENT

                                       OF

                  STRATEGIC VALUE INVESTORS INTERNATIONAL, LLC


                           Dated as of October 2, 1997
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                             OPERATING AGREEMENT OF
                  STRATEGIC VALUE INVESTORS INTERNATIONAL, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE 1.
                                   DEFINITIONS...............................  1
1.1     Defined Terms........................................................  1
1.2     Construction......................................................... 10

                                   ARTICLE 2.

                                   THE COMPANY............................... 10
2.1     Formation Under Act.................................................. 10
2.2     Statutory Compliance................................................. 11
2.3     Name of Company...................................................... 11
2.4     Purpose of Company................................................... 11
2.5     Principal and Registered Office; Service of Process.................. 11
2.6     Expenses of Consideration of Investment by Member.................... 11
2.7     No Individual Authority.............................................. 11
2.8     No Member Responsible for Other's Commitments........................ 11

                                   ARTICLE 3.

                                      TERM................................... 12
3.1     Term................................................................. 12

                                   ARTICLE 4.

                            MANAGEMENT OF THE COMPANY........................ 12
4.1     The Investment Advisory Agreement.................................... 12
4.2     Management........................................................... 12
4.3     Performance of Duties................................................ 13
4.4     Activities in the United States...................................... 13
4.5     Limited Liability.................................................... 13

                                   ARTICLE 5.

                                   FISCAL YEAR............................... 13
5.1     Calendar Year........................................................ 13


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                                                                            Page
                                                                            ----
                                   ARTICLE 6.

                                     MEMBERS................................. 14
6.1     Liability............................................................ 14
6.2     Indemnification...................................................... 14
6.3     Appointment of Manager as Attorney-In-Fact........................... 15
6.4     Survival of Appointment of Manager as Attorney-In-Fact............... 15

                                   ARTICLE 7.

                                    MEETINGS................................. 15
7.1     Meetings............................................................. 15
7.2     Quorum............................................................... 16
7.3     Manner of Acting..................................................... 16
7.4     Proxies.............................................................. 16
7.5     Action by Members Without a Meeting.................................. 16
7.6     Waiver of Notice..................................................... 16

                                   ARTICLE 8.

              CAPITAL COMMITMENTS AND CONTRIBUTIONS OF THE MEMBERS........... 17
8.1     Calls on Capital Commitments......................................... 17
8.2     Allocation of Investment Securities Acquired......................... 18
8.3     Defaults............................................................. 18
8.4     Subsequent Fund Closings............................................. 18
8.5     Portfolio Manager.................................................... 18

                                   ARTICLE 9.

                                   REDEMPTIONS............................... 19
9.1     Generally............................................................ 19
9.2     Notices -- Preliminary and Final..................................... 19
9.3     Redemption Vehicles.................................................. 20
9.4     Subsequent Redemptions by Redemption Vehicles........................ 20
9.5     Line of Credit....................................................... 21
9.6     Limitations on Redemptions........................................... 21

                                   ARTICLE 10.

                                 SALES ELECTION.............................. 21
10.1    Generally............................................................ 21
10.2    Notice to Member; Election........................................... 21


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                                                                            Page
                                                                            ----
10.3    Distribution......................................................... 22
10.4    Holdback............................................................. 22

                                   ARTICLE 11.

                          ALLOCATIONS AND DISTRIBUTIONS...................... 22
11.1    Distributions........................................................ 22
11.2    Allocations.......................................................... 23
11.3    Allocation of Tax Items for Federal and State and Local  Tax
        Purposes............................................................. 25

                                   ARTICLE 12.

                ASSIGNMENT; RESTRICTIONS ON TRANSFER OF INTERESTS............ 25
12.1    Transfers............................................................ 25
12.2    Assumption by Assignee............................................... 26
12.3    Other Assignments Void............................................... 26

                                   ARTICLE 13.

                              INDEPENDENT REVIEWER........................... 26
13.1    Independent Reviewer................................................. 26
13.2    Initial Independent Reviewer......................................... 27

                                   ARTICLE 14.

                     BOOKS AND RECORDS, REPORTS, TAXES, ETC.................. 27
14.1    Books; Reports....................................................... 27
14.2    Where Maintained..................................................... 28
14.3    Tax Returns.......................................................... 28
14.4    Section 754 Election................................................. 28

                                   ARTICLE 15.

                                   DISSOLUTION............................... 29
15.1    Dissolution.......................................................... 29
15.2    Procedures........................................................... 29
15.3    Certificate of Cancellation.......................................... 30
15.4    No Action for Dissolution............................................ 30


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                                                                            Page
                                                                            ----
                                   ARTICLE 16.

                               REMOVAL OF MANAGER............................ 30

                                   ARTICLE 17.

                                     NOTICES................................. 30
17.1    In Writing; Address.................................................. 30


                                   ARTICLE 18.

                                  MISCELLANEOUS.............................. 31
18.1    Governing Law........................................................ 31
18.2    Entire Agreement..................................................... 31
18.3    Headings............................................................. 32
18.4    Parties in Interest.................................................. 32
18.5    Confidentiality...................................................... 32
18.6    Amendments; Waivers.................................................. 32
18.7    Severability......................................................... 32
18.8    Consent to Jurisdiction and Litigation............................... 33
18.9    Partnership Tax Treatment; Tax Matters Partner....................... 33
18.10   Conflicts; Waiver.................................................... 33
18.11   Counterparts......................................................... 34
18.12   Waiver of Jury Trial................................................. 34


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                             OPERATING AGREEMENT OF
                  STRATEGIC VALUE INVESTORS INTERNATIONAL, LLC

            This Operating Agreement (this "Agreement") of STRATEGIC VALUE INVESTORS INTERNATIONAL, LLC (the "Company") is entered into and shall be effective as of the 2nd day of October, 1997, by and among STRATEGIC VALUE INVESTORS INTERNATIONAL LTD., a Cayman Islands company (the "Manager"), and the other parties identified on the signature pages hereof (collectively, the "Members").

                                 R E C I T A L S

            WHEREAS, the Members desire to form a limited liability company under the Delaware Limited Liability Company Act (the "Act") to make investments from outside the United States in REIT Shares (as such capitalized term is defined below);

            WHEREAS, the Members desire to execute this Agreement to establish the rules and procedures that are to govern the conduct of the investment activities and related affairs of the Company as set forth below;

            NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged and intending to be legally bound thereby, the Members hereby covenant and agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Accountants" means Price Waterhouse, LLP or any other accountancy firm that has been retained by the Manager to serve as accountants to the Company.

            "Act" has the meaning set forth in the Recitals.

            "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

                  (i) credit to such Capital Account any amount that such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes


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      during such year in minimum gain, as determined in accordance with
      Sections 1.704-2(d) and 1.704-(i)(3) of the Treasury Regulations; and

                  (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

            This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-l(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

            "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

            "Agreement" means this Operating Agreement as the same shall be amended or supplemented from time to time in accordance with the terms set forth herein.

            "Allocated Percentage" means, with respect to any Member, the percentage of any Investment Security allocated to such Member on the books of the Company.

            "Bankruptcy" means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.

            "Base Rate" means, at any date, the prime rate then in effect for The Chase Manhattan Bank (or, if unavailable, another major money center bank selected by the Manager), plus 2% per annum.

            "Business Day" means a day other than a Saturday, Sunday or legal holiday for commercial lenders under the laws of the States of Delaware, New Jersey or New York.

            "Capital Account" means, with respect to each Member, a single capital account that shall be established for such Member and that shall be maintained for such Member in accordance with the following provisions:

                  (i) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's allocable share of Profits, and any


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      items in the nature of income or gain that are specially allocated pursuant to Article 11 of this Agreement, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member.

                  (ii) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property actually or deemed distributed to such Member pursuant to any provision of this Agreement, such Member's allocable share of Losses, and any items in the nature of expenses or Losses that are specially allocated pursuant to
      Article 11 of this Agreement, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

                  (iii) In the event the Gross Asset Values of Company assets are adjusted, the Capital Accounts of all Members shall be adjusted simultaneously to reflect aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

                  (iv) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

                  (v) In the event any Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

            "Capital Commitment" means, when referring to a dollar amount, an amount committed by any Member pursuant to a Subscription Agreement.

            "Capital Contribution" means, for each Member, the aggregate amount contributed to the Company by such Member pursuant to Section 8.1 hereof.

            "Certificate of Formation" means the Certificate of Formation of the Company filed with the Delaware Secretary of State on September 10, 1997, as amended or restated from time to time.

            "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding Federal revenue laws.

            "Collection Account" has the meaning set forth in Section 11.1(f).

            "Commitment Period" means the period commencing on the closing of the first purchase of Investment Securities by the Company and expiring on the second anniversary of such date (or the third anniversary of such date if the Commitment Period is extended with the consent of two-thirds in Interest), or, if earlier, on the date on which the Company is terminated.


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            "Company Minimum Gain" has the meaning assigned to the term partnership minimum gain in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d)(1). In general, Company Minimum Gain equals the excess of the amount by which a Nonrecourse Liability exceeds the adjusted tax basis of the Company property it encumbers.

            "Defaulting Member" has the meaning set forth in Section 8.3.

            "Depreciation" means, for each taxable year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for the year or other period for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount that bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Tax Matters Partner.

            "Disposition Proceeds" means all cash and non-cash proceeds received by the Company for any sale or other disposition of any Investment Security or portion thereof.

            "Dissolution Events" has the meaning set forth in Section 15.1.

            "Distributions" means all distributions made, or deemed to be made, to the Members pursuant to Section 11.1.

            "Expenses" has the meaning set forth in the Investment Advisory Agreement.

            "Final Action Notice" has the meaning set forth in Section 9.2.

            "Final Redemption Date" has the meaning set forth in Section 9.2.

            "Final Redemption Request" has the meaning set forth in Section 9.2.

            "Final Redemption Request Date" has the meaning set forth in Section 9.2.

            "Fiscal Year" has the meaning set forth in Article 5.

            "Fund" means SVI-U.S., the Company, the co-investment arrangement with Prudential Co-Investor, any Redemption Vehicle, any redemption vehicle established in connection with SVI-U.S., and any similar separate or "side" vehicle formed pursuant to the terms of any of the Other Operating Agreements or the terms of the operating agreement of SVI-U.S. or of any redemption vehicle established in connection with SVI-U.S., collectively.


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            "Gross Asset Value" means, with respect to any asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the fair market value of the asset (valued on the basis of the price established in the investment transaction) on the date of the contribution, as determined by the Manager.

                  (ii) The Manager shall adjust the Gross Asset Values of all Company assets to equal the respective fair market values of the assets, as reasonably determined by the Manager, as of (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Manager reasonably determines an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company and
      (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g).

                  (iii) The Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Sections 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

                  (iv) The Gross Asset Value of any Company asset distributed to any Members will be the gross fair market value of the asset as determined by the Manager on the date of distribution.

            After the Gross Asset Value of any asset has been determined or adjusted under subparagraphs (i), (ii), or (iii) above, the Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

            "Initial Closing Date" means the date on which the Company first issues Interests to the Members.

            "Initial Redemption Request Date" has the meaning set forth in
Section 9.2.

            "in-Interest" means, with respect to any percentage or fraction, the Members voting for or against the related proposal or issue, as the case may be, expressed in terms of a percentage or fraction of aggregate Capital Commitments.

            "Interest" means with respect to any Member, the interest of such Member in the Company, measured in terms of such Member's Capital Commitment.


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            "Investment Advisor" means the Prudential Investment Corporation in its capacity as investment advisor under the Investment Advisory Agreement, which will fulfill its responsibilities through PREI.

            "Investment Advisor Fees" has the meaning set forth in the Investment Advisory Agreement.

            "Investment Advisory Agreement" has the meaning set forth in Section 4.1.

            "Investment Company Act" means the Investment Company Act of 1940, as amended from time to time.

            "Investment Proceeds" has the meaning set forth Section 11.1(f).

            "Investment Securities" means REIT Shares.

            "Line of Credit" has the meaning set forth in Section 9.5.

            "Liquidator" has the meaning set forth in Section 15.2(a).

            "Manager" shall mean Strategic Value Investors International Ltd., a Cayman Islands company, and each replacement Manager appointed or elected by the Members in accordance with this Agreement.

            "Member" means each party (other than the Manager) that shall execute this Agreement or a counterpart of this Agreement.

            "Member Nonrecourse Debt" means any nonrecourse debt of the Company for which any Member bears the economic risk of loss, as described in Treasury Regulations Section 1.704-2(b)(4).

            "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

            "Member Nonrecourse Deductions" has the meaning assigned to the term partner nonrecourse deductions in Treasury Regulations Section 1.704-2(i)(2). In general, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for any tax year is the excess, if any, of the net increase during such year in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, over the aggregate amount of any actual or deemed distributions during such year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt, and are allocable to an


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increase in the Member Nonrecourse Debt Minimum Gain attributable to such Member
Nonrecourse Debt.

            "Member's Share of Company Minimum Gain" generally means, as described in Treasury Regulations Section 1.704-2(g)(1), the sum of Nonrecourse Deductions allocated to such Member and the aggregate amount of distributions made to such Member of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, minus the aggregate of such Member's Share of the Net Decrease in Company Minimum Gain.

            "Member's Share of Member Nonrecourse Debt Minimum Gains" generally means, as described in Treasury Regulations Section 1.704-2(i)(5), an amount determined in a manner consistent with Treasury Regulations Section 1.704-2(g)(1) with respect to each Member Nonrecourse Debt for which such Member bears the economic risk of loss.

            "Member's Share of the Net Decrease in Company Minimum Gain" generally means, as described in Treasury Regulations Section 1.704-2(g)(2), an amount equal to the total net decrease in Company Minimum Gain multiplied by a ratio equal to such Member's Share of Company Minimum Gain at the end of the immediately preceding taxable year over the total Company Minimum Gain at such time.

            "Member's Share of the Net Decrease of Member Nonrecourse Debt Minimum Gain" generally means, as described in Treasury Regulations 1.704-2(i)(4), an amount determined in a manner consistent with Treasury Regulations Section 1.704-2(g)(2).

            "Memorandum" means the Private Placement Memorandum dated July 1, 1997, relating to the Company, as supplemented by General Supplement No. 1 for the Company pertaining to the offering of the Interests.

            "Nonrecourse Deductions" has the meaning assigned to such term in Treasury Regulations Section 1.704-2(c). In general, the amount of Nonrecourse Deductions for a Company taxable year equals the excess of the net increase, if any, in the amount of Company Minimum Gain during such year over the aggregate amount of distributions during such year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain.

            "Nonrecourse Liability" means any debt of the Company to the extent that no Member (or a Person related to a Member) bears the economic risk of loss for that liability, as described in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-l(a)(2).

            "Notice of Default" has the meaning set forth in Section 8.3.

            "Other Operating Agreements" has the meaning set forth in Section
9.3.

            "Performance Fees" has the meaning set forth in the Investment Advisory Agreement.


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            "Person" means an association, a corporation, an individual, a limited liability company, a partnership, a trust or any other entity or organization, including a government or an agency, board, court, department, official, political subdivision or representative thereof or any other governmental entity.

            "PIMS" means Prudential Investment Management Services LLC, a Delaware limited liability company.

            "Portfolio Income" means all cash and non-cash dividends or other actual or deemed distributions in respect of any Investment Securities or portion thereof that do not constitute Disposition Proceeds.

            "PREI" means Prudential Real Estate Investors, a division of Prudential.

            "Preliminary Action Notice" has the meaning set forth in Section
9.2.

            "Profits" and "Losses" mean, for each taxable year or other period, an amount equal to the Company's federal taxable income or loss (as is appropriate) for such year or other period, determined in accordance with Code
Section 703(a) (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

                  (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

                  (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

                  (iii) Gain or loss resulting from any disposition of Company property (with respect to which gain or loss is recognized for federal income tax purposes) will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

                  (iv) Any items that are specially allocated pursuant to
      Section 11.2 shall be excluded from the determination of Profits and Losses; and

                  (v) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period.

            "Prudential" means The Prudential Insurance Company of America.

            "Prudential Co-Investor" means Prudential or an entity established by Prudential through which Prudential or such entity will directly make certain investments in parallel with the Company.

            "Public Investment Security" has the meaning set forth in the Investment Advisory Agreement.

            "Redemption Vehicles" has the meaning set forth in Section 9.3.

            "Reinvestment Period" means, if the Capital Commitments are called substantially in full prior to the second anniversary of the first purchase of Investment Securities by the Company, the period commencing on the date on which all Capital Commitments are called substantially in full and ending on such second anniversary; provided that, if the Commitment Period is extended, references to "second anniversary" shall be deemed to be references to "third anniversary".

            "REIT" means any public or private real estate company or real estate investment trust, whether or not such company qualifies as a real estate investment trust under applicable provisions of the Code, provided such entity is classified as a corporation for federal income tax purposes.

            "REIT Shares" means shares of REITs or securities convertible, exchangeable or exercisable into shares of REITs.

            "Sales Election" has the meaning set forth in Section 10.1.

            "Sales Election Deadline" has the meaning set forth in Section 10.2.

            "Section 704(c) Property" means (i) each item of property that is contributed to the Company and to which Section 704(c) of the Code or Section 1.704-3(a)(3) of the Treasury Regulations applies, and (ii) each item of Company property that, as contemplated by Section 1.704-1(b)(4)(i) and other analogous provisions of the Treasury Regulations, is governed by the principles of Section 704(c) of the Code (or principles contained in Section 704(c) of the Code).

            "Securities Act" means the Securities Act of 1933, as the same may be amended.

            "Standard of Care" has the meaning set forth in Section 4.3.

            "Subscription Agreement" means one of the several Subscription Agreements between the Company and a Member.

            "SVI-U.S." means Strategic Value Investors, LLC, a Delaware limited liability company.

            "Tax Matters Partner" means the person designated as "Tax Matters Partner" pursuant to Section 18.9.

            "Transfer" means (a) as a noun, any voluntary or involuntary, direct or indirect, sale, conveyance, assignment, transfer, divestment, alienation, pledge, hypothecation, creation of a security interest in, or other disposition, or encumbrance, and (b) as a verb, voluntarily or involuntarily, directly or indirectly, to sell, convey, assign, transfer, divest, alienate, pledge, hypothecate, create a security interest in, or otherwise dispose of or encumber; whether for consideration or gratuitously.

            "Treasury Regulations" means the regulations implementing the Code, as the same may be hereafter amended.

            "Unfunded Commitments" means any Member's Capital Commitments that have not been called by the Manager and delivered by such Member to the Company, plus any capital contribution returned to such Member pursuant to Section 8.4.

            1.2 Construction. Any of the terms used herein may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall include any other number or gender, as the context may require. The words "herein", "hereof" and "hereunder" shall refer to this Agreement unless the context otherwise requires. The word "including" shall mean "including, without limitation," except where the context otherwise requires. References to contracts, agreements, and other contractual instruments shall be deemed to include all subsequent amendments, supplements and other modifications permitted by the terms of this Agreement. References to specific statutes include (a) successor statutes of similar purpose and import, and (b) all rules, regulations and orders promulgated thereunder. The term "provisions," when used with respect hereto or to any other document or instrument, shall be construed as if preceded by the phrase "terms, covenants, agreements, requirements, conditions and/or". This Agreement shall not be construed against any party hereto as the drafters hereof. All references to "Articles," "Sections," "clauses," and "Exhibits" are to Articles, Sections, clauses and Exhibits to this Agreement unless the context otherwise requires. All Exhibits attached hereto are made a part hereof and are incorporated herein by this reference.

                                   ARTICLE 2.

                                   THE COMPANY

            2.1 Formation Under Act. The Members hereby associate themselves as members in a limited liability company under the Act, upon the terms and conditions contained in this Agreement. The Members hereby ratify and confirm the Certificate of Formation, and resolve that the same was duly authorized, executed, delivered and filed. The Manager shall, when required, file such amendments to, or restatements of, the Certificate of Formation, in such public offices in the State of Delaware, the Cayman Islands, or elsewhere as the Manager deems advisable to give effect to the provisions of this Agreement and the Certificate of Formation, and to preserve the character of the Company as a limited liability company.

            2.2 Statutory Compliance. The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. In the event of any conflict between any provision of this Agreement and any provision of the Act, such provision of this Agreement shall control unless the contravention of such provision of the Act is expressly prohibited by the Act. Members shall execute and file such documents and instruments as may be necessary or appropriate in the sole discretion of the Manager with respect to the formation of, and the conduct of business by, the Company.

            2.3 Name of Company. The Company will be conducted under the name "Strategic Value Investors International, LLC."

            2.4 Purpose of Company. The purpose of the Company is to acquire, sell, dispose of, and invest in Investment Securities from the Cayman Islands and to engage in such other activities as are permitted hereby. The Company shall not engage in any other business or in any business within the United States. In connection with the foregoing, the Company may engage in all activities necessary, customary, convenient or incident to such purpose, upon the terms and subject to the conditions of this Agreement.

            2.5 Principal and Registered Office; Service of Process. The principal office and principal place of business of the Company shall be:
[insert Cayman Islands address] or such other place as the Manager may from time to time determine. The registered address of the Company in Delaware shall be:
1023 Centre Road, Wilmington, Delaware 19805. The registered agent of the Company at such address shall be Corporation Service Company. The registered agent shall mail a copy of any process against the Company served upon it to the Company at the address set forth above, and Manager shall deliver a copy of any such process received by the Company to each of the Members. The Manager may elect to change the Company's registered agent and the Company's registered and principal offices by complying with the relevant requirements of the Act.

            2.6 Expenses of Consideration of Investment by Member. Each Member shall bear its own expenses in connection with its consideration of an investment in the Company and its acquisition of Interests therein, including the fees of any attorney, financial advisor, or other consultant utilized by such Member.

            2.7 No Individual Authority. No Member acting alone shall have any authority to act for, or undertake, or assume any obligations or responsibility on behalf of the other Members or the Company.

            2.8 No Member Responsible for Other's Commitments. No Member shall be responsible or liable for any obligation of any other Member hereunder, including the obligation of any Member to the Company to make any Capital Commitment hereunder.

                                   ARTICLE 3.

                                      TERM

            3.1 Term. The term of the Company commenced upon the filing of the Certificate of Formation in the office of the Delaware Secretary of State and shall continue until the fifth anniversary of the first call on any Capital Commitment unless earlier dissolved and terminated pursuant to Article 15.

                                   ARTICLE 4.

                            MANAGEMENT OF THE COMPANY

            4.1 The Investment Advisory Agreement. The Company has, contemporaneously herewith, entered into an Investment Advisory Agreement (the "Investment Advisory Agreement") with the Investment Advisor. The Investment Advisory Agreement may be terminated by a vote of a majority in Interest of the Members as provided in the Investment Advisory Agreement. Pursuant to the Investment Advisory Agreement, the Investment Advisor will serve as investment advisor to the Company, and will fulfill its responsibilities through PREI.

            4.2 Management. The Manager will have general managerial authority over affairs of the Company including the right to approve investments for the Company, form, maintain, and manage, as necessary and appropriate, Redemption Vehicles, transfer Investment Securities thereto, cause the amendment of this Agreement and the Other Operating Agreements, determine whether to honor redemption requests in kind or in cash or in some combination thereof and coordinate the execution of the same, administer requests for redemptions and engage the services of the Investment Advisor pursuant to the Investment Advisory Agreement. The duties of the Manager shall include (i) communicating with Members (including the furnishing of financial reports), (ii) communicating with the general public, (iii) soliciting sales of interests in the Company,
(iv) accepting the subscriptions of new Members, (v) maintaining the Company's principal corporate records and books of account, (vi) auditing the Company's books of account, (vii) disbursing payments of dividends, legal fees, accounting fees, and officers' salaries, if any, (viii) publishing or furnishing the offering and redemption price of the Interests issued by the Company, (ix) conducting meetings of the Company's Members, and (x) making redemptions of the Interests issued by the Company. Each Member agrees to be bound by any determination made by the Manager. No other Member shall have any power or authority to participate in the management of the Company or to bind or act on behalf of the Company, except as expressly authorized by this Agreement or as expressly required under the Act. Each Member will pay the Manager its share of an annual fee of $2,000 and its share of expenses incurred by the Manager in connection with the discharge of its duties hereunder.

            4.3 Performance of Duties.

            (i) Standards. The Manager shall discharge its duties hereunder solely in the interests of the Members with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims (the "Standard of Care"). The Manager shall be entitled to delegate such of its powers, authority and responsibilities under this Agreement as it may deem appropriate from time to time.

            (ii) Reliance on Others. In performing its duties, the Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, of the following persons or groups unless they have knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that the Manager acts in good faith:

            (a) one or more employees or other agents of the Company or the Manager whom the Manager reasonably believes to be reliable and competent in the matters presented; or

            (b) any attorney, independent accountant, valuation consultant, or other person as to matters that the Manager reasonably believes to be within such person's professional or expert competence.

            4.4 Activities in the United States. Activity in the United States of any officer, director or employee of the Manager or the Company acting in such capacities shall be limited to gathering, assessing and communicating information regarding the Company's investments and proposed opportunities for investment, approval or disapproval thereof, monitoring the Investment Advisor's activities on the Company's behalf under the Investment Advisory Agreement, and acts required to be performed under this Agreement.

            4.5 Limited Liability. The Manager shall not be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager of the Company.

                                   ARTICLE 5.

                                   FISCAL YEAR

            5.1 Calendar Year. The fiscal year (the "Fiscal Year") of the Company shall be the calendar year, unless (subject to obtaining consent of the Internal Revenue Service) the Manager shall otherwise decide.

                                   ARTICLE 6.

                                     MEMBERS

            6.1 Liability. A Member shall not be personally liable for the debts, liabilities or obligations of the Company and shall have no obligation to make Capital Contributions in excess of its Capital Commitment (together with Disposition Proceeds that may be recalled during a Reinvestment Period), except to the extent required by the Act, Section 6.2 and Section 8.1(a)(iv).

            6.2 Indemnification.

                  (a) Except as otherwise required by law, the Manager and its Affiliates, directors, officers, employees, shareholders, assigns, representatives or agents shall not be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss, liability, damage, settlement cost, or other expense (including attorneys' fees) incurred by reason of any act or omission or any such alleged act or omission performed or omitted by such Person (including those in connection with serving on boards of directors for companies in the Company's portfolio) if such Person acted in a manner consistent with the Standard of Care.

                  (b) To the fullest extent permitted by applicable law, the Investment Advisor, the Manager, PIMS, PREI, the Independent Reviewer and any of their respective officers, directors, agents, stockholders, partners, members, employees, other Affiliates, and any other Person who serves at the request of the Investment Advisor or the Manager on behalf of the Company (each such Person being an "Indemnitee") shall be held harmless and be indemnified by the Company for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys' fees and disbursements) incurred by such Indemnitee on behalf of the Company or in furtherance of the interests of the Company or otherwise arising out of, or in connection with, the Company; provided, that such Indemnitee acted in a manner consistent with the Standard of Care.

                  (c) To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.2.

                  (d) The individual indemnity obligation of each Member will be limited to the lesser of (i) the aggregate of: (x) such Member's Unfunded Commitments; (y) Distributions (including Distributions in redemption) previously made to such Member; and (z) the Member's Interest in the Company or
(ii) such Member's Unfunded Commitment. The Manager shall not call capital for purpose of satisfying the foregoing obligations in an amount in excess of the sum of such Investor's Unfunded Commitments and Distributions to such Investor that represent returns of capital.

            6.3 Appointment of Manager as Attorney-In-Fact. Each Member irrevocably constitutes and appoints the Manager, and any replacement or substitute Manager, as such Member's true and lawful attorney-in-fact and agent, with full power and authority in such Member's name, place and stead, (a) to execute, acknowledge, deliver, file and record in the appropriate public offices all certificates or other instruments (including counterparts of this Agreement) that the Manager deems appropriate to continue the Company as a limited liability company in the jurisdiction in which the Company conducts business, including amendments to this Agreement necessary to correct scriveners' errors, from and after the date on which such Member becomes a Defaulting Member, all documents and instruments (including transfer and sale documents) that the Manager deems necessary to implement the rights and remedies set forth in
Section 8.3, (b) to take all actions necessary and to execute and deliver all documents, certificates and other instruments (including Other Operating Agreements) in connection with the formation of Redemption Vehicles as described in Section 9.3 of this Agreement and the subsequent operation of such Redemption Vehicles and (c) to execute and deliver amendments to this Agreement and the Other Operating Agreements in accordance with their terms.

            6.4 Survival of Appointment of Manager as Attorney-In-Fact. The appointment by all Members of the Manager as attorney-in-fact set forth in
Section 6.3 shall be deemed to be a power coupled with an interest and with full power of substitution, in recognition of the fact that each of the Members will be relying upon the Manager to act as contemplated by this Agreement in any action by the Manager on behalf of the Company, and such power shall, to the extent permitted by law, survive the death, disability, incompetency, withdrawal, removal, bankruptcy or insolvency of any Person hereby giving such power and the transfer by a Member of all or part of its Interest. The foregoing power of attorney of a transferor Member shall survive such transfer only until such time as the transferee shall have been admitted to the Company as a Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution. Any Person dealing with the Company may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.

                                   ARTICLE 7.

                                    MEETINGS

            7.1 Meetings. Meetings of Members shall be called from time to time by the Manager or one-third in-Interest of the Members. Any such meetings shall be held at the principal place of business of the Company. Members may participate in meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at the meeting.

            7.2 Quorum. Attendance by a majority in-Interest of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members whose absence would cause less than a quorum to be present.

            7.3 Manner of Acting. If a quorum is present, the affirmative vote of a majority in-Interest of the Members shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act or by this Agreement. Unless otherwise expressly provided in this Agreement or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which Members vote or consent may vote or consent upon any such matter and their vote shall be counted in the determination of whether the requisite matter was approved by the Members.

            7.4 Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager or before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

            7.5 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting, without prior notice and without a vote if the action is evidenced by one or more written consents describing the action taken, signed by Members holding the requisite amount of Interests necessary to take such action and delivered to the Manager for inclusion in the minutes or for filing with the Company records. Action taken under this Section 7.5 is effective when all Members have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

            7.6 Waiver of Notice. When any notice is required to be given to any Member, a written waiver of notice signed by the Person entitled to such notice, whether before, at, or after the time stated in the notice, shall be equivalent to the giving of such notice.

                                   ARTICLE 8.

              CAPITAL COMMITMENTS AND CONTRIBUTIONS OF THE MEMBERS

            8.1 Calls on Capital Commitments.

                  (a) Each Member shall make contributions to the capital of the Company by contributing amounts in installments, when and as called by the Manager, in accordance with this Agreement.

            (i) Subject to subparagraph (iv) below and the balance of this
      Section 8.1, the Manager may call for capital contributions from the Members by giving Members written notice (each a "Drawdown Notice"), setting forth (i) the aggregate amount drawn, (ii) each Member's share of such amount, (iii) the date on which such amounts are due (the "Drawdown Date"), which shall be at least 10 business days after the date of such Drawdown Notice, (iv) the account into which the funds drawn should be deposited and (v) with respect to each Member, such Member's total Capital Commitment, the amount drawn from such Member to date, and the amount remaining to be drawn from such Member immediately following such Drawdown Date. Notwithstanding the foregoing, at initial closing, the Manager shall not be required to provide 10 Business Days' notice but will provide notice as far in advance of the initial closing as possible.

            (ii) Each Member shall be obligated to deliver to the account so designated in immediately available funds such Member's share of the amount drawn prior to 10:00 a.m. (New York time) on the Drawdown Date.

            (iii) Any Member who fails to fund such Member's share of a draw in conformity herewith shall be a "Defaulting Member" within the meaning of
      Section 8.3 of this Agreement.

            (iv) The Manager may call for capital only (y) in connection with the proposed acquisition of Investment Securities, and the payment of related Expenses, which draw must be made either (I) against Unfunded Commitments or, (II) during a Reinvestment Period, in an aggregate amount not in excess of Disposition Proceeds (net of deductions for expenses) previously distributed by the Company to the Members, or (z) pursuant to and in conformity with Section 6.2 of this Agreement or Section 10 of the Investment Advisory Agreement. Notwithstanding the foregoing, all amounts contributed to the Company at a Subsequent Closing and distributed to the existing Members admitted to the Company prior to such Subsequent Closing may be drawn down from such Members at any time during the Commitment Period.

                  (b) The Manager shall call against Capital Commitments ratably in proportion to Commitments in an aggregate amount sufficient to acquire the Investment

Securities and to pay related costs and expenses including costs and expenses of the Independent Reviewer.

            8.2 Allocation of Investment Securities Acquired. Each of the Investment Securities acquired by the Company shall be allocated on the books of the Company to the Members in proportion to their relative Capital Contributions with respect to such Investment Securities.

            8.3 Defaults. If a Member (a "Defaulting Member") fails to pay when due (a) any installment of its Capital Commitment and such failure continues for ten days after written notice thereof from the Company (the "Notice of Default") or (b) any fees it is required to pay pursuant to the Investment Advisory Agreement and such failure continues for 30 days after an invoice therefor, the Company may, in its sole discretion and in addition to any other legal and equitable remedies the Company may have: (i) reduce the Capital Commitment of the Defaulting Member by all or a portion of the sums so unpaid; (ii) commence legal proceedings against the Defaulting Member to collect any sums due and unpaid plus any collection expenses, including court costs and reasonable attorneys' fees and disbursements; (iii) cancel without consideration, 20% of any Interests held by the Defaulting Member and its Affiliates; and/or (iv) determine that the Defaulting Member shall forfeit to the nondefaulting Members all distributions except to the extent a distribution represents a return of a capital call made by the Defaulting Member.

            8.4 Subsequent Fund Closings. On each Subsequent Closing held pursuant to Section 3(e) of the Investment Advisory Agreement, the Company may admit additional Members to the Company or may permit Members to increase their Capital Commitments to the Company. At each Subsequent Closing, each additional Member will purchase Interests by contributing to the Company an amount determined by the Investment Advisor based on the value of the Investment Securities then held by the Company and as determined in accordance with Section 3(f) of the Investment Advisory Agreement. Each additional Member shall also contribute to the Company an amount equal to its portion of costs and expenses paid by the Company prior to the date of such Subsequent Closing, together with interest on such costs and expenses at a rate equal to Base Rate. The amount contributed to the Company at any Subsequent Closing will be distributed to the Members admitted to the Company prior to such Subsequent Closing ratably in proportion to their Capital Commitments; provided that the Investment Advisor may direct a portion of such amounts to instead be paid to SVI-U.S. in order to equitably allocate costs and expenses of SVI-U.S. and the Company. All amounts so distributed may be recalled by the Manager during the Commitment Period pursuant to Section 8.1(a) of this Agreement. Each Member purchasing Interests on a Subsequent Closing Date will agree to be bound by the terms of this Agreement and to execute a counterpart to this Agreement in the form of Exhibit A attached hereto.

            8.5 Portfolio Manager. If at any time Bernard Winograd ceases to be a portfolio manager for the Fund, the Members shall have no further obligations to contribute capital to the Company for the purpose of purchasing Investment Securities and the Company shall have no further right to purchase Investment Securities, except, in each case, for the purchase of Investment Securities that are subject to commitment letters or other documentation at such time.

                                   ARTICLE 9.

                                   REDEMPTIONS

            9.1 Generally. Members may request redemptions with respect to all, but not less than all, of their Allocated Percentages of any Public Investment Security by complying with the notice requirements of Section 9.2. Subject to
Section 9.6, the Manager will respond to any redemption request with respect to Public Investment Securities by causing a Redemption Vehicle to distribute to such Member (i) the pertinent Member's Allocated Percentage thereof in kind,
(ii) the value, in cash, determined as set forth in Section 3(f) of the Investment Advisory Agreement, of such Member's Allocated Percentage of such Public Investment Securities, or (iii) some combination of (i) and (ii) above. The pertinent Redemption Vehicle shall honor all redemption requests with respect to a particular Investment Security ratably and with the same consideration.

            9.2 Notices -- Preliminary and Final. Redemptions may be requested, on March 15 and September 15 of each year (each an "Initial Redemption Request Date"), in accordance with the following procedures:

                  (a) A Member who wishes to request a redemption should send a notice to such effect to the Manager within 30 days prior to the applicable Initial Redemption Request Date. The notice must be received on or before the relevant Initial Redemption Request Date and must specify
      (a) one or more securities with respect to which redemption is sought (any such security, an "Identified Investment Security") and (b) if the Manager determines to form a Redemption Vehicle which will make a cash payment, whether the Member wishes to receive its redemption proceeds by wire transfer to an identified account of the Member at any domestic commercial bank that is a member of the Federal Reserve System, or by check.

                  (b) Within 10 business days after the applicable Initial Redemption Request Date, the Manager shall forward to each Member a notice (the "Preliminary Action Notice") setting forth (i) each redemption request received (including the identity of investors in the Fund requesting a redemption), (ii) a description of any changes in the rights associated with the pertinent Investment Securities as a result of the redemption, (iii) whether the Investment Advisor has preliminarily elected to effect redemptions pursuant thereto in cash or in kind and (iv) if the redemption may be effected in cash, to the extent available, a description of any Line of Credit to be utilized and an explanation of the rationale for leveraging the Investment Securities. Each Member shall have an opportunity to re-evaluate its redemption request or its failure to request a redemption in light of the initial proposed action specified in the Preliminary Action Notice. Not later than five (5) Business Days after the date of the Preliminary Action Notice (such date the "Final Redemption Request Date"), each Member that wishes to cancel or modify its redemption request and each Member that failed to submit a redemption request must notify the Manager by sending a new or modified redemption request (a "Final Redemption Request") specifying the Investment Securities with respect to which such Member has finally decided to request redemption, and containing the other information required to be contained in the redemption request made on or before the Initial Redemption Request Date. If a Final Redemption Request in proper form is not received from an Member on or before the Final Redemption Request Date, such Member shall be deemed to have made its request as set forth in the request made on or before the Initial Redemption Request Date or, if no such request had been made, to waive its right to redeem during the period in question.

                  (c) Within five (5) Business Days after the Final Redemption Request Date, the Manager shall determine, in its sole discretion, how to best satisfy the redemption requests, and will forward a notice to each Member (the "Final Action Notice") advising as to such action and as to the approximate date on which distributions or payments are intended to be made (the "Final Redemption Date"). Such action may be different than as stated in the Preliminary Action Notice.

            9.3 Redemption Vehicles. Whenever a redemption is to be effectuated with respect to Public Investment Securities held by the Company, the Manager shall form a new entity (a "Redemption Vehicle") for the purpose of holding, for the account of the nonredeeming Members, the Identified Investment Securities that are not to be distributed to Members in connection with such redemption. Each Redemption Vehicle shall be a limited liability company governed by an operating agreement (each, an "Other Operating Agreement") with terms substantially the same as those of the Operating Agreement (except as otherwise specified herein or as relates to closings and other matters not relevant to such Redemption Vehicle or not required to be reiterated in such Other Operating Agreement). Each Redemption Vehicle shall become a party to the Investment Advisory Agreement. No Redemption Vehicle shall hold securities of more than one issuer or affiliate group of issuers. The Manager shall form the relevant Redemption Vehicle and contribute the pertinent Identified Investment Securities to such Redemption Vehicle. The Company shall distribute interests in the Redemption Vehicle to Members in proportion to their Allocated Percentages in such Identified Investment Securities; and the Redemption Vehicle will make the redemptions specified in the Final Action Notice in cash, in kind, or in combination, as so specified. If any redemption is to be made in cash, the pertinent Redemption Vehicle shall borrow the cash as described in Section 9.5 at any time after the Members have been distributed their respective interests in the Redemption Vehicle.

            9.4 Subsequent Redemptions by Redemption Vehicles. In the case of a Final Action Notice that specifies that a redemption will be made with respect to an Identified Investment Security held by a Redemption Vehicle, the operating agreement of the Redemption Vehicle in question will provide for the redemptions specified in such Final Action Notice, in cash, in kind, or in combination, as so specified.

            9.5 Line of Credit.

                  (a) Any Redemption Vehicle that is to make a redemption in cash shall obtain a line of credit (the "Line of Credit") to provide funds for such redemption. Such Line of Credit shall be from a lender unaffiliated with Prudential, and shall be on such terms as the Manager deems appropriate under the circumstances. If necessary, the Manager may cause the Company to pledge its interests in REIT Shares to a lender under a Line of Credit to secure a loan commitment related to such Line of Credit. No Redemption Vehicle shall borrow in excess of 50% of the value of its assets as of the date of the borrowing. The Manager shall take appropriate steps it deems necessary (including selling a portion of the pertinent Investment Securities and repaying all or a portion of such indebtedness) so that the indebtedness incurred pursuant to the Line of Credit obtained by a Redemption Vehicle is maintained at a level that does not exceed 50% of the value of the assets of such Redemption Vehicle; provided that the Manager shall not be required to take such steps if such ratio is not met due to temporary market fluctuations.

                  (b) The Redemption Vehicle may secure the Line of Credit in whole or part with the Investment Securities and cash held by the Redemption Vehicle borrowing thereunder.

                  (c) Expenses related to the Line of Credit and debt service on amounts borrowed thereunder shall be expenses of the pertinent Redemption Vehicle, and shall be payable out of the proceeds from the sale of Investment Securities held by the Redemption Vehicle or dividends or other Distributions payable in respect of such Investment Securities.

            9.6 Limitations on Redemptions. The Manager may deny any redemption request if the Manager determines in its reasonable discretion that making a redemption pursuant thereto may have material adverse tax or regulatory consequences for Members.

                                   ARTICLE 10.

                                 SALES ELECTION

            10.1 Generally. If the Company or any Redemption Vehicle determines to sell or transfer any Investment Security other than a sale or transfer (i) to a Redemption Vehicle or (ii) to pay debt service in respect of a borrowing by a Redemption Vehicle, each Member may elect instead to receive a distribution in kind of its Allocated Percentage of such Investment Security (a "Sales Election").

            10.2 Notice to Member; Election. The Manager shall notify each Member in writing of the decision to sell or transfer a specified Investment Security, and shall include in such notification the Investment Advisor's best estimate of the approximate price to be received and the anticipated timing of the proposed sale or series of sales. No later than five Business Days from the date of each such notice (such fifth day, the "Sales Election Deadline"), each Member shall have the right to elect in writing to receive its Allocated Percentage of the Investment Securities in question. The actual price and timing of sales may vary from the estimates as set forth in its notice to Members. No such variance shall require the Manager to make an additional notice or give rise to any further election by Members with respect to the Investment Securities in question.

            10.3 Distribution. Simultaneous with the consummation of the sale of the specified Investment Securities, the Company shall distribute to each Member making a Sales Election, such Member's ratable share of the amount sold of such Investment Securities. For all purposes of this Agreement and the Investment Advisory Agreement, such distribution shall be deemed to be a distribution of the value, determined by reference to the sale of the specified Investment Securities, of the Investment Securities distributed.

            10.4 Holdback. No Member shall sell, transfer or otherwise dispose of any portion of its interest in any Investment Security received pursuant to a Sales Election or any other security of the issuer of such Investment Security held by such Investor until the earlier of (i) 6 months after the Sales Election Deadline or (ii) the date on which the pertinent Redemption Vehicle has sold, transferred or otherwise disposed of all of its interest in such Investment Securities.

                                   ARTICLE 11.

                          ALLOCATIONS AND DISTRIBUTIONS

            11.1 Distributions.

                  (a) The Manager may, in its sole discretion, make Distributions of cash, property or securities of the Company to the Members at any time and from time to time.

                  (b) Distributions of Disposition Proceeds and Portfolio Income in respect of Investment Securities acquired by the Company, net of any expenses attributable thereto, shall be made to the Members to whom such Investment Securities have been allocated by the Company pursuant to Section 8.2.

                  (c) Amounts distributed to a Member may be withheld until any federal, state or foreign withholding obligations of the Company with respect to such Member are satisfied. Any amount withheld under this Section 11.1(c) shall be treated as having been distributed to the Member to whom such withholding applies.

                  (d) Amounts distributed to a Member may be withheld to pay Investment Advisor Fees or Performance Fees then due by such Investor. Any amount withheld under this Section 11.1(d) shall be treated as having been distributed to the Member from whom such Investment Advisor Fees or Performance Fees were due.

                  (e) Amounts distributed to a Member may be withheld to pay such Member's Allocated Percentage of any capital call made by the Manager in accordance with this Agreement that is then pending. Any amount withheld under this Section 11.1(e) shall be treated as having been distributed to the pertinent Member and recontributed by such Member in response to the pertinent capital call.

                  (f) The Manager shall deposit dividends received on Investment Securities and proceeds received by the Company from the sale of Investment Securities (other than proceeds from sales in connection with repayments of indebtedness of Redemption Vehicles)(such proceeds, "Investment Proceeds") into one or more accounts maintained in the Cayman Islands for the Company ("Collection Accounts") or invest such amounts in short-term, investment grade securities. The Manager shall, in sole discretion, withdraw and apply such amounts in payment of the Expenses of the Company or hold such amounts in the Collection Account in order to create reserves for anticipated costs and expenses of the Company.

            11.2 Allocations.

                  (a) In General. Subject to paragraph (b) below, all Profits and Losses of the Company shall be allocated to the Capital Accounts of the Members as follows:

                        (i) Each item of income, gain, deduction or loss of the Company attributable to an Investment Security of the Company (including, without limitation, all Portfolio Income received with respect to such Investment Security and all expenses attributable to the acquisition or disposition of such Investment Security) shall be allocated to the Capital Account of the Member to whom such Investment Security is allocated on the books of the Company under Section 8.2.

                        (ii) All other income, gain, deduction or loss of the Company shall be allocated to the Capital Accounts of the Members in proportion to their respective Capital Commitments.

                  (b) Regulatory Allocations.

                        (i) If there is a Net Decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's Share of the Net Decrease in Company Minimum Gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This clause (i) is intended to comply with the "minimum gain chargeback" requirements of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                        (ii) If there is a Net Decrease in Member Nonrecourse Debt Minimum Gain during any fiscal year attributable to a Member Nonrecourse Debt, each Member with a share of Member Nonrecourse Debt Minimum Gain attributable to such debt at the beginning of such year shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member's Share of the Net Decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(i). This clause (ii) is intended to comply with the "partner minimum gain chargeback" requirements of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                        (iii) If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations
      Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in an Adjusted Capital Account Deficit for the Member, such Member shall be allocated items of income and book gain in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided, that an allocation pursuant to this clause (iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Section 11.2(b) have been tentatively made as if this clause (iii) were not in this Agreement. This clause (iii) is intended to constitute a "qualified income offset" as provided by Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                        (iv) Member Nonrecourse Deductions shall be allocated among the Members who bear the "economic risk of loss" with respect to the Member Nonrecourse Debt resulting in such Member Nonrecourse Deductions. This clause (iv) is to be interpreted in a manner consistent with the requirements of Treasury Regulations Section 1.704-2(b)(4) and (i)(1).

                        (v) The allocations set forth in this paragraph (b) (the "Regulatory Allocations") are intended to comply with certain requirements of the applicable Treasury Regulations promulgated under Code Section 704(b). Notwithstanding any other provision of this Section 11.2, the Regulatory Allocations shall be taken into account in allocating other operating Profits, Losses and other items of income, gain, loss and deduction to the Members for Capital Account purposes so that, to the extent possible, the net amount of such allocations of Profits, Losses and other items shall be equal to the amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

            11.3 Allocation of Tax Items for Federal and State and Local Tax Purposes.

                        (i) Subject to Sections 1.704-1(b)(4)(i) and
      1.704-1(b)(2)(iv)(m) of the Treasury Regulations and the remaining paragraphs of this Section 11.3, allocations of income, gain, loss, deduction and credit for federal, state and local tax purposes shall be allocated to the Members in the same manner and amounts as the book items corresponding to such tax items are allocated for Capital Account purposes.

                        (ii) Notwithstanding paragraph (a) hereof, any increase or decrease in the amount of any items of income, gain, loss, deduction or credit for tax purposes attributable to an adjustment to the basis of Company assets made pursuant to a valid election or deemed election under Sections 732(d), 734, 743, and 754 of the Code, and any increase or decrease in the amount of any item of credit or tax preference attributable to any such adjustment, shall be allocated to those Members entitled thereto under such law. Such items shall be excluded in determining the Capital Accounts of the Members, except as otherwise provided by Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations.

                        (iii) For purposes of determination of the Members' share of the excess Nonrecourse Liabilities of the Company for purposes of
      Section 1.752-3(a)(3) of the Treasury Regulations, each such liability attributable to an Investment Security of the Company (as determined by the Tax Matters Partner) shall be allocated to the Member to whom such Investment Security has been allocated under Section 8.2 hereof, and any other such liability shall be allocated to the Members' in proportion to their respective Unrecovered Capital.

                        (iv) If the Company owns or acquires Section 704(c) Property, or if the value of the assets of the Company are adjusted as described in the definition of "Gross Asset Value" herein, then, solely for tax purposes and not for Capital Account purposes, tax depreciation, and any gain or loss, attributable to such Section 704(c) Property shall be allocated between or among the Members in a manner that takes into account the variation between such value and such adjusted tax basis, in accordance with the principles of Code Section 704(c) and the "traditional method with curative allocations" as set forth in Treasury Regulations
      Section 1.704-3(b).

                                   ARTICLE 12.

                ASSIGNMENT; RESTRICTIONS ON TRANSFER OF INTERESTS

            12.1 Transfers. The Members, or any assignee or successor in interest of the Members, may only transfer their applicable Interests in the Company, or in any part thereof, as provided in this Article 12. Interests may not be Transferred without the prior written consent of the Manager. Further, such consent will be withheld if such Transfer: (a) is not as permitted under the Securities Act, and applicable state or foreign securities laws, pursuant to registration or an exemption therefrom; (b) would cause the number of security holders in the Company to exceed 100 persons, as determined pursuant to the Investment Company Act; (c) would, if taken together with all Interests previously Transferred, result in a Transfer of more than 79% of the Interests in the Company; or (d) would result in the Company being a publicly traded partnership within the meaning of Section 7704 of the Code and the related Treasury Regulations. The Manager's consent to any transfer, sale or assignment of any Interests prior to the date all Capital Commitments have been drawn may also be conditioned on the Manager's satisfaction with the creditworthiness of the proposed transferee or upon the posting of security for any unpaid installments of the transferor's Capital Commitment and any other sums owing. Any such transferee shall be required to execute a certificate or questionnaire in form and substance satisfactory to the Manager.

            12.2 Assumption by Assignee. Any assignment of an Interest in the Company permitted under this Article 12 shall be in writing, and shall be an assignment and Transfer of all of the assignor's rights and obligations hereunder, and the assignee shall expressly agree in writing to be bound by all of the terms of this Agreement and assume and agree to perform all of the assignor's agreements and obligations existing or arising at the time of and subsequent to such assignment. Upon any such permitted assignment of the assignor's Interest, and after such assumption, the assignor shall be relieved of its agreements and obligations hereunder arising after such assignment and the assignee shall become a Member in place of the assignor. It shall be a condition precedent to any transfer of any Interest permitted under this Article 12 that all sums due and owing by the transferor that remain unpaid are paid and that the transferee shall have executed and delivered to the Manager an agreement in form and substance satisfactory to it to the effect that the transferee agrees to be bound by all of the terms and conditions of this Agreement, and that the transferee is acquiring an interest in the Company subject hereto. The assignee shall pay all expenses incurred by the Company in admitting the assignee as a Member.

            12.3 Other Assignments Void.

                  (a) Except as otherwise provided in this Article 12, no other Transfer by a Member of its Interest in the Company shall be permitted. Any purported Transfer of an interest in the Company not otherwise permitted by this
Article 12 shall be null and void and of no effect whatsoever.

                                   ARTICLE 13.

                              INDEPENDENT REVIEWER

            13.1 Independent Reviewer. The Company will not undertake any transaction to acquire Investment Securities unless the Independent Reviewer has issued a fairness opinion with respect to the terms and conditions of the proposed investment. It is not contemplated that the Independent Reviewer will have a role with respect to any Investment Securities after the same have been acquired. The Independent Reviewer will be independent of, and unaffiliated with, the Manager, the Investment Advisor, PREI and Prudential and will have significant experience in the valuation, acquisition and trading of equity securities, including securities similar to the Investment Securities.

            13.2 Initial Independent Reviewer. The initial Independent Reviewer will be Houlihan, Lokey, Howard & Zukin Financial Advisors Inc. If the initial Independent Reviewer ceases to be the Independent Reviewer or is unable (as a result of a conflicts of interest or otherwise) to act with respect to any proposed investment, the Investment Advisor will select a replacement or substitute Independent Reviewer, as the case may be. Any replacement or substitute Independent Reviewer must be approved by Members, but will be deemed approved unless one-third in-Interest of the Members object in writing to the proposed replacement or substitute within 15 days after notice with respect thereto is sent to Members.

                                   ARTICLE 14.

                     BOOKS AND RECORDS, REPORTS, TAXES, ETC.

            14.1 Books; Reports. (a) The books and records of the Company shall be maintained, and reports shall be provided to the Members by the Manager. The books and records of the Company shall be kept according to the accrual method of accounting, and shall be audited as of the end of each Fiscal Year by a firm of independent certified public accountants of national recognition and standing selected by the Manager. Within 60 days after the end of each Fiscal Year, the Manager shall cause to be prepared and mailed to the Members a report of such accountants, setting forth as at the end of such Fiscal Year:

            (i)   a balance sheet of the Company;

            (ii) a statement of the net income or net loss for such year and such Member's share thereof;

            (iii) a statement of cash flow;

            (iv)  a statement of such Member's account; and

            (v) the amount of such Member's share in the Company's taxable income or loss for each year, in the form required by the Code and applicable regulations and in sufficient detail to enable it to timely prepare its federal, state and other tax returns;

In addition, concurrently with the report of such accountants, the Manager shall cause to be mailed to the Members, if not already contained in such report to be provided to the Members by such accountants, a report containing a statement of any fees received by the Investment Advisor or any of its Affiliates in connection with the Company's activity.

            The Manager shall also cause to be delivered to any Member upon request such other information as shall be needed by such Member in order to enable it to timely file any of its tax returns and will also from time to time furnish such other information as any Member may reasonably request for the purpose of enabling it to timely comply with any reporting or filing requirements imposed or permitted by any statute, rule, regulation or otherwise by any governmental agency or authority, or to furnish to, or otherwise be used in connection with its relationship with, any regulatory authority.

            (b) Within 45 days after the end of each of the first three fiscal quarters in each Fiscal Year, the Manager shall cause to be prepared and mailed to each Member a report of the Manager setting forth the (unaudited) information described in Section 14.1(a)(i)-(v) and a report containing a statement of fees received by the Investment Advisor or any of its Affiliates in connection with the Fund's activities.

            14.2 Where Maintained. The books, accounts and records of the Company shall be at all times maintained at its principal office.

            14.3 Tax Returns. The Company shall be treated and shall file its tax returns as a partnership for federal, state, municipal and other governmental income tax and other tax purposes. The Manager shall prepare or cause to be prepared, on an accrual basis, all federal, state and municipal partnership tax returns required to be filed. Such tax returns shall be prepared by the Accountants, who shall sign such returns as preparers.

            14.4 Section 754 Election. Subject to Section 18.9, at the request of a Member, the Company shall make and file a timely election under Section 754 of the Code (and a corresponding election under applicable state or local law) in the event of a transfer of an interest in the Company permitted hereunder. Any adjustment resulting from such an election shall be reflected on the books of the Company and in the Allocated Percentage of the Members in accordance with Treasury Regulation Section 1.,704-1(b)(2)(iv)(m). Any Member or transferee first requesting an election hereunder shall reimburse to the Company the reasonable out-of-pocket expenses incurred by the Company in connection with such election including, without limitation, any legal or accountants' fees; thereafter, each transferee shall reimburse such expenses with respect to adjustments under Section 743 of the Code in the proportion which the interest of each transferee bears to the sum of the interests of all transferees; the Company shall bear the expenses of any adjustments under Section 734 of the Code.

                                   ARTICLE 15.

                                   DISSOLUTION

            15.1 Dissolution. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following ("Dissolution Events"):

                  (a) The fifth (5th) anniversary of the date of the first call on any Capital Commitment;

                  (b) The sale or distribution of all or substantially all of the Company's assets;

                  (c) The unanimous written agreement of all Members to dissolve, wind up, and liquidate the Company;

                  (d) The Bankruptcy of a Member, unless Members (other than the Member subject to such Dissolution Event) both holding a majority in Interest of the Members and whose Capital Account balances exceed fifty percent (50%) of the aggregate Capital Account balances of all such Members (the "Remaining Members") consent within one hundred twenty (120) days of the Dissolution Event to the continuation of the business of the Company. If the Remaining Members consent to the continuation of the business of the Company, the Member whose actions or conduct resulted in such Dissolution Event ("Former Member") shall remain a Member of the Company and any successor-in-interest or assignee, voluntary or involuntary, of such Member shall have only rights to allocations and distributions pursuant to Article 11; and

                  (e) The happening of any other event that makes it unlawful or impossible to carry on the business of the Company.

                  The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event.

            15.2 Procedures.

                  (a) Liquidation. If the Company is dissolved, the Members shall appoint a liquidator, who shall be the Manager, unless the Manager has been removed (the "Liquidator") and the Liquidator shall cause the winding up of the affairs of the Company and the liquidation of its assets as promptly as is consistent with obtaining the fair value thereof.

                  (b) Liquidating Distributions. Following the payment of, or provision for, all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the person winding up the Company's affairs to set up such cash reserves as reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation will be distributed in cash (or, in the case of Investment Securities that have not been sold or transferred, distributed in kind) to the Members in accordance with their respective positive Capital Account balances, after crediting or changing all amounts required to be credited or changed thereto under this terms of this Agreement.

                  (c) No Recourse. Each Member will look solely to the assets of the Company for all Distributions with respect to the Company, such Member's Capital Contributions thereto and its share of profits or losses, and will have no recourse therefor (upon dissolution of the Company or otherwise) against the Liquidator, the Manager or any Member.

            15.3 Certificate of Cancellation. Upon the completion of the winding up of the affairs of the Company, the Manager shall cause to be filed in the office of the Delaware Secretary of State a certificate of cancellation.

            15.4 No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a dissolution of the Company.

                                   ARTICLE 16.

                               REMOVAL OF MANAGER

            16.1 Unless otherwise expressly provided herein, the Manager shall not be removed except (a) by the vote of a majority in Interest of the Members or (b) if the Investment Advisory Agreement has been terminated.

                                   ARTICLE 17.

                                     NOTICES

            17.1 In Writing; Address. Unless otherwise expressly provided herein, all notices, requests, demands and other communications required or permitted under this Agreement shall (a) be in writing (including by telecopy),
(b) shall be given to the Company at the address set forth below or, in the case of the Members, at the address set forth on the signature pages hereof, and (c) shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or, in the case of telecopy notice, when received in legible form.

            All notices to the Manager or the Company shall be addressed as follows:

                        Strategic Value Investors International Ltd.
                        c/o Coutts (Cayman) Limited
                        Coutts House
                        P.O. Box 707
                        Grand Cayman, B.W.I.
                        Attention: Andrew Galloway
                        Fax No.: (345) 945-4799

                        with a copy to:

                        Prudential Real Estate Investors
                        8 Campus Drive, 4th Floor
                        Parsippany, New Jersey 07054-4493
                        Attention: SVI Portfolio Manager
                        Fax No.: (973) 683-1794

                        and to:

                        O'Melveny & Myers LLP
                        153 East 53rd Street
                        New York, New York 10022
                        Attention: Jacqueline A. Weiss, Esq.
                        Fax No.: (212) 326-2061

            Any party may alter the address or telecopy number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17.1 for the giving of notice.

                                   ARTICLE 18.

                                  MISCELLANEOUS

            18.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of law principles.

            18.2 Entire Agreement. This instrument contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Company.

            18.3 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

            18.4 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except that the Investors shall be third party beneficiaries hereof.

            18.5 Confidentiality. The terms and provisions of this Agreement shall be kept confidential and shall not, without the Investment Advisor's prior written consent (which shall not be unreasonably withheld), be disclosed by a Member or by a Member's agents, managers, members, representatives and employees to any person or entity (other than an Affiliate of such Member) that this Agreement has been signed and exists. No publicity, media communications, press releases or other public announcements concerning this Agreement or the transactions contemplated hereby shall be issued or made by any Member without the prior written consent of the Manager, which consent shall not be unreasonably withheld. Each Member will maintain the confidentiality of information that is, to the knowledge of such Member, non-public information furnished by the Manager or any Member regarding the Company and the Investment Advisor (including information regarding any REIT) in which the Company holds, or contemplates acquiring or disposing of, any Investment Securities received by such Member pursuant to this Agreement in accordance with such procedures as it applies generally to information of this kind (including procedures relating to information sharing with Affiliates), except (a) as otherwise required by governmental regulatory agencies, self-regulating bodies, law, legal process, or litigation in which such Member is a defendant, plaintiff or other named party or (b) to directors, employees, representatives and advisors of such Member and its Affiliates who need to know the information and who are informed of the confidential nature of the information.

            18.6 Amendments; Waivers. This Agreement may be amended only by agreement in writing of a majority in-Interest of the Members; provided that any amendment that materially adversely affects the Members shall require the approval of at least two-thirds in-Interest of Members and provided, further, that no such amendment shall be effective if the Investment Advisor reasonably determines that such amendment could reasonably be expected to materially and adversely affect the Fund taken as a whole. Except as otherwise provided herein, no waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

            18.7 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any court of competent jurisdiction or other governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable; provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

            18.8 Consent to Jurisdiction and Litigation. All litigation relating to or arising under or in connection with this Agreement shall be brought only in the federal or state courts of competent jurisdiction located in the State and County of New York, which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally consents to the jurisdiction of such courts of any actions, suits or proceedings arising out of or relating to this Agreement. The parties hereto irrevocably waive any obligation of the laying of venue or based on the grounds of forum non conveniens that it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction. No party hereto shall be entitled to immunity whatsoever, whether characterized as sovereign immunity or otherwise, from any legal proceedings to enforce the obligations hereunder. Subject to Section 6.2, in the event of any breach of the provisions of this Agreement, the non-breaching party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

            18.9 Partnership Tax Treatment; Tax Matters Partner. The Members intend for the Company to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made. The Manager shall function as the "Tax Matters Partner" pursuant to Section 6231(a)(7) of the Code, and shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Company under the Code or any other tax laws. Contemporaneously herewith, the Manager shall execute a power of attorney authorizing the Investment Advisor to act on its behalf as Tax Matters Partner.

            18.10 Conflicts; Waiver. The Investment Advisor, the Manager and their Affiliates or associates or any of their legal, financial or other advisors shall in no way be prohibited from, and intend to, spend substantial time in connection with other businesses or activities, including, managing investments, advising or managing entities whose investment objectives are the same as or overlap with those of the Company, participating in actual or potential investments of the Company, providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Company, or acting as a director, officer or creditors' committee member of, adviser to, or participant in, any corporation, partnership, trust or other business entity. The Investment Advisor, the Manager and their Affiliates or associates or any of their legal, financial or other advisors may, and expect to, receive fees or other compensation from third parties for such activities, which fees will be for the benefit of their own account and not the Company. Such fees may relate to actual, contemplated or potential investments of the Company and may be payable by entities in which the Company directly or indirectly, has invested or contemplates investing. Each Member waives any and all rights of any nature whatsoever that any such Person may have to object to or participate in any such activity.

            18.11 Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

            18.12 Waiver of Jury Trial. EACH PARTY HERETO, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH.


                [Remainder of This Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.


                                          STRATEGIC VALUE INVESTORS
                                           INTERNATIONAL LTD.,
                                           as Manager


                                          By: /s/ TERENCE McHUGH
                                             -----------------------------------
                                              Name: Terence McHugh
                                                   -----------------------------
                                              Title: Vice President
                                                    ----------------------------

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.


                                          __________________________


                                          By: __________________________________
                                              Name: ____________________________
                                              Title: ___________________________

Notice Address:                               __________________________________
                                              __________________________________
                                              __________________________________
                                              __________________________________
                                              __________________________________


                                       S-2